Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

LCA-Vision (Ohio), Inc.

Ohio

The Baltimore Laser Sight Center, Ltd.

Ohio

LCA-Vision (Canada) Inc.

Ontario, Canada

The Toronto Laservision Centre (1992) Inc.

Ontario, Canada

938051 Ontario, Inc.

Ontario, Canada

Lasik M.D. Toronto Inc.

Ontario, Canada

Lasik Insurance Company, Ltd.

Georgetown, Grand Cayman